Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED
CREDIT AND SECURITY AGREEMENT

This Amendment, dated as of March 31, 2004, is made by and between CIBER, INC., a Delaware corporation (the “Borrower”), and WELLS FARGO BANK, N.A. (the “Lender”).

Recitals

The Borrower and the Lender are parties to an Amended and Restated Credit and Security Agreement dated as of August 15, 2003 (the “Credit Agreement”).  Capitalized terms used in these recitals have the meanings given to them in the Credit Agreement unless otherwise specified.

The Borrower has requested that certain amendments be made to the Credit Agreement, which the Lender is willing to make pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein contained, it is agreed as follows:

1.                                       Defined Terms.  Capitalized terms used in this Amendment which are defined in the Credit Agreement shall have the same meanings as defined therein, unless otherwise defined herein.  In addition, Section 1.1 of the Credit Agreement is hereby amended by adding or amending, as the case may be, the following definitions:

“Advance” means a Revolving Advance or a Term Advance.

“Affiliate” or “Affiliates” means CIBER Associates, Inc., CIBER International, Inc. and any other Person controlled by, controlling or under common control with the Borrower, including any Subsidiary of the Borrower.  For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Collateral” means (A) prior to a Security Event, all of the Borrower’s Equipment listed on Schedule 1.1; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with such Equipment; (iii) all collateral subject to the Lien of any Security Document; (iv) all sums on deposit in the Special Account; (v) proceeds of any and all of the foregoing; and (vi) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrower now has or hereafter acquires any rights and (B) upon and after a Security Event, all of the Borrower’s Accounts, chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any deposit account, and any items in any lockbox; together with (i) all substitutions and replacements for and products of any of the foregoing; (ii) in the case of all goods, all accessions; (iii) all accessories, attachments, parts, equipment and repairs now or hereafter attached or affixed to or used in connection with any goods; (iv) all collateral subject to the Lien of any Security Document; (v) any money, or other assets of the Borrower that now or hereafter come into the possession, custody, or control of the Lender; (vi) all sums on deposit in the Special Account; (vii) proceeds of any and all of the foregoing; and (viii) all of the foregoing, whether now owned or existing or hereafter acquired or arising or in which the Borrower now has or hereafter acquires any rights.

“EBITDA” means, as determined at the end of each fiscal quarter for the preceding twelve month period, the sum of (i) pretax earnings from continuing operations, (ii) Interest Expense and (iii) depreciation and amortization of tangible and intangible assets, before (a) extraordinary gains and losses or gains and losses from the cumulative effect of a change in accounting principles and (b) minority interests, in each case for such period, computed and calculated in accordance with GAAP.

“EBITDAR” means, as determined at the end of each fiscal quarter for the preceding twelve month period, the sum of (i) pretax earnings from continuing operations, (ii) Interest Expense, (iii) depreciation and amortization of tangible and intangible assets, and (iv) Lease Expense, before (a) extraordinary gains and losses or gains and losses from the cumulative effect of a change in accounting principles and (b) minority interests, in each case for such period, computed and calculated in accordance with GAAP.

“Guarantor(s)” means CIBER Associates, Inc., CIBER International, Inc., each other domestic Subsidiary of the Borrower, and any other Person now or hereafter guarantying the Obligations.

“IBM Facility” means that certain Agreement for Wholesale Financing (Security Agreement) dated March 9, 2004 and Addendum to Agreement for Wholesale Financing (Scheduled Payment Plan) dated March 9, 2004.

“Loan Documents” means this Agreement, the Notes, the Security Documents, each L/C Application and each other agreement, note, notice, document, contract or instrument to which the Borrower now or hereafter is a party and that is required by the Lender.

“Maturity Date” means September 30, 2007.

“Maximum Line” means $50,000,000 unless said amount is reduced pursuant to Section 2.13, in which event it means such lower amount.

“Note” means the Revolving Note or the Term Note, and “Notes” means the Revolving Note and the Term Note.

“Obligations” means each Note, the Obligation of Reimbursement and each and every other debt, liability and obligation of every type and description which the

Borrower may now or at any time hereafter owe to the Lender, whether such debt, liability or obligation now exists or is hereafter created or incurred, whether it arises in a transaction involving the Lender alone or in a transaction involving other creditors of the Borrower, and whether it is direct or indirect, due or to become due, absolute or contingent, primary or secondary, liquidated or unliquidated, or sole, joint, several or joint and several, and including all indebtedness of the Borrower arising under any Loan Document or guaranty between the Borrower and the Lender, whether now in effect or hereafter entered into.

“Pricing Ratio” means, for any period of four consecutive fiscal quarters, the ratio of the Borrower’s Senior Funded Indebtedness as of the last day of such period divided by the Borrower’s EBITDA.

“Security Documents” means this Agreement and any other document delivered to the Lender from time to time to secure the Obligations.

“Security Event” means the occurrence of any of the following events (the occurrence of which shall be determined by the Lender in its good faith discretion):  (i) the outstanding principal balance of the Revolving Note (as measured on the last day of each of two consecutive calendar quarters) exceeds $40,000,000 for a period of two consecutive fiscal quarters, (ii) at any time on or after March 31, 2005, the ratio of Total Funded Indebtedness divided by the Borrower’s EBITDA, determined as at the end of each fiscal quarter, exceeds 4.00 to 1.00 or (iii) an Event of Default occurs.

“Senior Funded Indebtedness” means the sum of all Liabilities of the Borrower and each Subsidiary for borrowed money, including all Advances, the L/C Amount and all Liabilities under the IBM Facility.

“Term Advance” has the meaning specified in Section 2.18.

“Term Note” means the Borrower’s term promissory note, payable to the order of the Lender, and any note or notes issued in substitution therefor.

“Total Funded Indebtedness” means the sum of (i) all Liabilities of the Borrower and each Subsidiary for borrowed money, including all Senior Funded Indebtedness and subordinated indebtedness for borrowed money and (ii) the aggregate payments required to be made by the Borrower and each Subsidiary at any time under any lease that is considered a capitalized lease under GAAP.

2.                                       Section 1.1 of the Credit Agreement is hereby further amended by deleting the definition of “Patent and Trademark Security Agreement.”

3.                                       Section 2.9(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(b)                           Margins.  The Margins through and including the first adjustment occurring as specified below shall be negative eighty one hundredths of one percent (<0.80%>) for Floating Rate Advances and two percent (2.00%) for LIBOR Rate

Advances.  The Margins shall be adjusted each fiscal quarter of the Borrower on the basis of the Pricing Ratio as at the end of the previous fiscal quarter, in accordance with the following table (numbers appearing between “< >“ are negative):

Pricing Ratio	Margin for Floating Rate Advances		Margin for LIBOR Rate Advances
> 1.00 <1.50	<0.30	%>	2.50%
> 0.75 < 1.00	<0.65	%>	2.20%
< 0.75	<0.80	%>	2.00%

Reductions and increases in the Margins will be made quarterly within five calendar days following receipt of the Borrower’s financial statements and compliance certificates required under Section 6.1.  Notwithstanding the foregoing, (i) if the Borrower fails to deliver any financial statements or compliance certificates when required under Section 6.1, the Lender may, by notice to the Borrower, increase the Margins to the highest rates set forth above until such time as the Lender has received all such financial statements and compliance certificates, (ii) no reduction in the Margins will be made if a Default Period exists at the time that such reduction would otherwise be made, and (iii) no adjustment in the Margin of a LIBOR Rate Advance shall be made during the Interest Period applicable to such LIBOR Rate Advance.”

4.                                       Section 2.10(a) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(a)                            Unused Line Fee.  For the purposes of this Section 2.10, ‘Unused Amount’ means the Maximum Line reduced by outstanding Revolving Advances and the L/C Amount.  The Borrower agrees to pay to the Lender an unused line fee at the Applicable Unused Line Rate on the average daily Unused Amount from the date of this Agreement to and including the Termination Date, due and payable quarterly in arrears on the first day of the month and on the Termination Date.  For purposes of this Section 2.10(a), the ‘Applicable Unused Line Rate’ shall mean, on any date, a rate determined by (i) the Pricing Ratio as of the date hereof and (ii) thereafter, effective on the first day of the month commencing after the month in which the Lender receives the Borrower’s financial statements for the Borrower’s most recently completed fiscal quarter, the Pricing Ratio for the most recently completed fiscal quarter, determined in accordance with the following table:

Pricing Ratio	Applicable Unused Line Rate
> 1.00 < 1.50	0.50%
> 0.75 < 1.00	0.35%
< 0.75	0.25%”

5.                                       Section 2.16 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Section 2.16                          Use of Proceeds.  The Borrower shall use the proceeds of Revolving Advances, the Term Advance and each Letter of Credit for acquisitions and ordinary working capital purposes.”

6.                                       Article II of the Credit Agreement is hereby amended by adding a new Section 2.18 and a new 2.19 to read in their entirety as follows:

“Section 2.18                          Term Advances.  The Lender agrees, subject to the terms and conditions of this Agreement, to make a single advance to the Borrower on the Funding Date (the ‘Term Advance’) in an amount equal to $6,000,000.  The Borrower’s obligation to pay the Term Advance shall be evidenced by the Term Note and shall be secured by the Collateral as provided in Article III.   Upon fulfillment of the applicable conditions set forth in Article IV, the Lender shall deposit the proceeds of the requested Term Advance by crediting the same to the Borrower’s demand deposit account specified in Section 2.2(c) unless the Lender and the Borrower shall agree in writing to another manner of disbursement.

Section 2.19                                Payment of Term Note.  The outstanding principal balance of the Term Note shall be due and payable as follows:

(a)                                  In equal monthly installments of $200,000, beginning on April 30, 2004, and on the last day of each month thereafter.

(b)                                 On September 30, 2006, the entire unpaid principal balance of the Term Note, and all unpaid interest accrued thereon, shall in any event be due and payable.”

7.                                       Section 3.1 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Section 3.1                                Grant of Security Interest.  The Borrower hereby pledges, assigns and grants to the Lender a lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of the Obligations.  Upon request by the Lender and after the occurrence of a Security Event, the Borrower will grant the Lender a security interest in all commercial tort claims it may have against any Person.”

8.                                       Section 3.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Section 3.2                                Notification of Account Debtors and Other Obligors.  During a Default Period and after the occurrence of a Security Event, the Lender may at any time notify any account debtor or other person obligated to pay the amount due that such right to payment has been assigned or transferred to the Lender for security and shall be paid directly to the Lender.  The Borrower will join in giving such notice if the Lender so requests.  At any time after the Borrower or the Lender gives such notice to an account debtor or other obligor, the Lender may, but need not, in the Lender’s name or in the Borrower’s name, (a) demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, any such right to payment, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any such account debtor or other obligor; and (b) as the Borrower’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of the Borrower’s mail to any address designated by the Lender, otherwise intercept the Borrower’s mail, and receive, open and dispose of the Borrower’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for the Borrower’s account or forwarding such mail to the Borrower’s last known address.”

9.                                       Section 3.5 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Section 3.5                                Financing Statement.  The Borrower authorizes the Lender to file from time to time where permitted by law, (a) prior to the occurrence of a Security Event, such financing statements against the Equipment purchased with the proceeds of the Term Advance describing such Equipment as the Lender deems necessary or useful to perfect the Security Interest in such Collateral and (b) after the occurrence of a Security Event, such financing statements against collateral described as “all personal property” or describing specific items of collateral including commercial tort claims as the Lender deems necessary or useful to perfect the Security Interest.  All financing statements filed before the date hereof to perfect the Security Interest were authorized by the Borrower and are hereby re-authorized.  A carbon, photographic or other reproduction of this Agreement or of any financing statements signed by the Borrower is sufficient as a financing statement and may be filed as a financing statement in any state to perfect the security interests granted hereby.  For this purpose, the Borrower represents and warrants that the following information is true and correct:

Name and address of Debtor:

CIBER, Inc.
5251 DTC Parkway, Suite 1400
Greenwood Village, CO 80111
Federal Employer Identification No. 38-2046833
Organizational Identification No. 2363878

Name and address of Secured Party:

Wells Fargo Bank, National Association
MAC C7301-037
1740 Broadway
Denver, CO 80274”

10.                                 Article III of the Credit Agreement is hereby amended by adding a new Section 3.8 to read in its entirety as follows:

“Section 3.8                                Pledge of Collateral after a Security Event. Within 15 days of any request by the Lender after the occurrence of a Security Event, the Borrower shall, at the Borrower’s cost and expense, execute, deliver, endorse and authorize the filing of any and all instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements and writings that the Lender may reasonably request in order to secure, protect, perfect, reaffirm or enforce the Security Interest in the additional Collateral pledged as a result of such Security Event or the Lender’s rights under the Loan Documents (but any failure to request or assure that the Borrower executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).”

11.                                 Section 5.10 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Section 5.10                          Titles and Liens.  The Borrower has good and absolute title to all of its assets, including all of the Collateral, free and clear of all Liens other than Permitted Liens.  No financing statement naming the Borrower as debtor is on file in any office except to perfect only Permitted Liens.”

12.                                 Section 6.1(i) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(i)                               Assets.  Promptly upon knowledge thereof, the Borrower will deliver to the Lender notice of any loss of or material damage to any material asset or of any substantial adverse change in any material asset.”

13.                                 Section 6.2 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Section 6.2                                Financial Covenants.

(a)                                  Asset Coverage Ratio.  The sum of the outstanding principal balance of the Revolving Note, the outstanding principal balance of the Term Note and the L/C Amount, determined as at the end of each fiscal quarter, shall not exceed 50% of consolidated Accounts (other than Accounts owed by foreign account debtors and Accounts pledged by the Borrower to IBM Credit LLC).

(b)                                 Leverage Coverage Ratio.  The ratio of Total Funded Indebtedness divided by the Borrower’s EBITDA, determined as at the end of each fiscal quarter, shall not exceed (i) for the period from March 31, 2004 to and including December 31, 2004, 5.00 to 1.00 and (ii) at all times on or after March 31, 2005, 4.00 to 1.00.

(c)                                  Senior Leverage Ratio.  The ratio of Senior Funded Indebtedness divided by the Borrower’s EBITDA, determined as at the end of each fiscal quarter, shall not exceed 1.50 to 1.00.

(d)                                 Fixed Charge Coverage Ratio.  The ratio of the Borrower’s EBITDAR divided by the sum of the Borrower’s Capital Expenditures, Interest Expense and Lease Expense for the preceding twelve month period, determined as at the end of each fiscal quarter, shall be no less than 1.75 to 1.00.”

14.                                 Section 6.9(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(b)                           Subject to Section 6.11, the Borrower shall pay when due each account payable due to a Person holding a Permitted Lien (as a result of such payable).”

15.                                 Section 6.12(b) of the Credit Agreement is hereby amended to read in its entirety as follows:

“(b)                           The Borrower will defend all of its property, including the Collateral, against all Liens, claims or demands of all Persons (other than the Lender) claiming any such property or any interest therein.  The Borrower will keep all of its property, including the Collateral, free and clear of all Liens except Permitted Liens.  The Borrower will take all commercially reasonable steps necessary to prosecute any Person Infringing its material Intellectual Property Rights and to defend itself against any Person accusing it of Infringing any Person’s Intellectual Property Rights.”

16.                                 The last two sentences of Section 6.14 of the Credit Agreement are hereby amended to read in their entirety as follows:

“Without limiting the generality of the foregoing, the Borrower will at all times keep all tangible assets, including all tangible Collateral, insured against risks of fire (including so-called extended coverage), theft, collision (for motor vehicles) and such other risks and in such amounts as the Lender may reasonably request, with any loss payable to the Lender to the extent of its interest (after the occurrence of an Event of Default and if requested by the Lender), and (after the occurrence of an Event of Default and if requested by the Lender) all policies of such insurance shall contain a lender’s loss payable endorsement for the Lender’s benefit.  After the occurrence of an Event of Default and if requested by the Lender, all policies of liability insurance required hereunder shall name the Lender as an additional insured.”

17.                                 Section 6.17 of the Credit Agreement is hereby amended to read in its entirety as follows:

“Section 6.17                          Sale or Transfer of Assets; Suspension of Business Operations.  The Borrower will not sell, lease, assign, transfer or otherwise dispose of, to any other Person, (i) the stock of any Guarantor, (ii) all or a substantial part of its assets, or (iii) any assets or any interest therein (whether in one transaction or in a series of transactions) to any other Person other than (A) the sale of Inventory in the ordinary course of the Borrower’s business consistent with past practices, (B) the sale of damaged or obsolete Equipment or (C) after the occurrence of a Security Event, the transfer of assets to a domestic Subsidiary as long as, prior to such transfer, the Lender holds a perfected first-priority security interest in all of the personal property of such Subsidiary pursuant to agreements, documents and instruments acceptable to the Lender in its sole discretion.  The Borrower will not liquidate, dissolve or suspend business operations.  The Borrower will not transfer any part of its ownership interest in any Intellectual Property Rights and will not permit any agreement under which it has licensed Licensed Intellectual Property to lapse, except that the Borrower may transfer such rights or permit such agreements to lapse if it shall have reasonably determined that the applicable Intellectual Property Rights are no longer useful in its business.  After the occurrence of a Security Event, if the Borrower transfers any Intellectual Property Rights for value, the Borrower will pay over the proceeds to the Lender for application to the Obligations other than with respect to transactions in the ordinary course of its business consistent with past practices.  The Borrower will not license any other Person (other than a Subsidiary of the Borrower) to use any of the Borrower’s Intellectual Property Rights, except that the Borrower may grant licenses in the ordinary course of its business consistent with past practices in connection with provision of services to its customers.”

18.                                 The Credit Agreement is hereby amended by adding a new Schedule 1.1 to read in its entirety as set forth on Exhibit A hereto.

19.                                 Schedule 6.3 of the Credit Agreement is hereby amended by adding IBM Credit LLC, Blanket Lien, DE-SOS, filing date of March 10, 2004 and Filing Number 40716110.

20.                                 Schedule 6.4 of the Credit Agreement is hereby amended by (i) adding under the heading “Indebtedness” the following:  IBM Credit LLC, Revolving Trade Credit up to $7,500,000, N/A, N/A and Blanket Lien and (ii) replacing the information under the heading “Guaranties” with “NONE”.

21.                                 No Other Changes.  Except as explicitly amended by this Amendment, all of the terms and conditions of the Credit Agreement shall remain in full force and effect and shall apply to any advance or letter of credit thereunder.

22.                                 Senior Indebtedness.  The Borrower acknowledges that nothing contained in this Amendment or the Credit Agreement is intended to or shall impair as among the Borrower, the holders of certain debentures issued by the Borrower and the Lender, the obligations of the Borrower to the Lender as a holder of “Senior Indebtedness” (as defined in the Indenture, dated as of December 2, 2003 between Customer and Wells Fargo Bank Minnesota, National Association, as Trustee (the “Indenture”)), and the obligations of the Borrower to the holders of such debentures, which are subordinate to the obligations of the Borrower to the Lender as Senior Indebtedness under the provisions of the Indenture.  The Borrower hereby confirms that its obligations to the Lender are Senior Indebtedness for purposes of the Indenture.

23.                                 Conditions Precedent.  This Amendment shall be effective when the Lender shall have received an executed original hereof, together with each of the following, each in substance and form acceptable to the Lender in its sole discretion:

(a)                                  The Term Note, duly executed on behalf of the Borrower.

(b)                                 The Acknowledgment and Agreement of Guarantors set forth at the end of this Amendment, duly executed by each Guarantor.

(c)                                  A Certificate of the Secretary of the Borrower certifying as to (i) the resolutions of the board of directors of the Borrower approving the execution and delivery of this Amendment, (ii) the fact that the articles of incorporation and bylaws of the Borrower, which were certified and delivered to the Lender pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated as of August 15, 2003 continue in full force and effect and have not been amended or otherwise modified except as set forth in the Certificate to be delivered, and (iii) certifying that the officers and agents of the Borrower who have been certified to the Lender, pursuant to the Certificate of Authority of the Borrower’s secretary or assistant secretary dated as of August 15, 2003 as being authorized to sign and to act on behalf of the Borrower continue to be so authorized or setting forth the sample signatures of each of the officers and agents of the Borrower authorized to execute and deliver this Amendment and all other documents, agreements and certificates on behalf of the Borrower.

(d)                                 The Allocation Agreement dated as of March 9, 2004 by and between the Lender and IBM Credit LLC shall be terminated and IBM Credit LLC shall acknowledge the Lender’s first priority security interest in the equipment purchased with the proceeds of the Term Advance.

(e)                                  Such other matters as the Lender may require.

24.                                 Representations and Warranties.  The Borrower hereby represents and warrants to the Lender as follows:

(a)                                  The Borrower has all requisite power and authority to execute this Amendment and the Term Note and to perform all of its obligations hereunder, and this

Amendment and the Term Note have has been duly executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower, enforceable in accordance with its terms.

(b)                                 The execution, delivery and performance by the Borrower of this Amendment and the Term Note have been duly authorized by all necessary corporate action and do not (i) require any authorization, consent or approval by any governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) violate any provision of any law, rule or regulation or of any order, writ, injunction or decree presently in effect, having applicability to the Borrower, or the articles of incorporation or by-laws of the Borrower, or (iii) result in a breach of or constitute a default under any indenture or loan or credit agreement or any other agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected.

(c)                                  All of the representations and warranties contained in Article V of the Credit Agreement are correct on and as of the date hereof as though made on and as of such date, except to the extent that such representations and warranties relate solely to an earlier date.

25.                                 References.  All references in the Credit Agreement to “this Agreement” shall be deemed to refer to the Credit Agreement as amended hereby; and any and all references in the Security Documents to the Credit Agreement shall be deemed to refer to the Credit Agreement as amended hereby.

26.                                 No Waiver.  The execution of this Amendment and acceptance of the Term Note and any documents related hereto shall not be deemed to be a waiver of any Default or Event of Default under the Credit Agreement or breach, default or event of default under any Security Document or other document held by the Lender, whether or not known to the Lender and whether or not existing on the date of this Amendment.

27.                                 Release.  The Borrower, and each Guarantor by signing the Acknowledgment and Agreement of Guarantors set forth below, each hereby absolutely and unconditionally releases and forever discharges the Lender, and any and all participants, parent corporations, subsidiary corporations, affiliated corporations, insurers, indemnitors, successors and assigns thereof, together with all of the present and former directors, officers, agents and employees of any of the foregoing, from any and all claims, demands or causes of action of any kind, nature or description, whether arising in law or equity or upon contract or tort or under any state or federal law or otherwise, which the Borrower or such Guarantor has had, now has or has made claim to have against any such person for or by reason of any act, omission, matter, cause or thing whatsoever arising from the beginning of time to and including the date of this Amendment, whether such claims, demands and causes of action are matured or unmatured or known or unknown.

28.                                 Costs and Expenses.  The Borrower hereby reaffirms its agreement under the Credit Agreement to pay or reimburse the Lender on demand for all costs and expenses incurred by the Lender in connection with the Loan Documents, including without limitation all reasonable fees and disbursements of legal counsel.  Without limiting the generality of the foregoing, the Borrower specifically agrees to pay all fees and disbursements of counsel to the

Lender for the services performed by such counsel in connection with the preparation of this Amendment and the documents and instruments incidental hereto.  The Borrower hereby agrees that the Lender may, at any time or from time to time in its sole discretion and without further authorization by the Borrower, make a loan to the Borrower under the Credit Agreement, or apply the proceeds of any loan, for the purpose of paying any such fees, disbursements, costs and expenses.

29.                                 Miscellaneous.  This Amendment and the Acknowledgment and Agreement of Guarantors may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original and all of which counterparts, taken together, shall constitute one and the same instrument.

[The remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

WELLS FARGO BANK, N.A.		CIBER, INC.

By:	/s/ John R. Hall	By:	/s/ David G. Durham
Name: John R. Hall		Name: David G. Durham
Its: Vice President		Its: Chief Financial Officer